Exhibit 4.3

PEREGRINE SEMICONDUCTOR CORPORATION

SEVENTH AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

August 17, 2006

SECTION 4 Miscellaneous		18

4.1	Governing Law; Jurisdiction	18

4.2	Successors and Assigns	18

4.3	Notices, Etc	18

4.4	Delays or Omissions	18

4.5	Third Parties	19

4.6	Severability	19

4.7	Termination, Amendment and Waiver	19

4.8	Rights of Holders	19

4.9	Cooperation of Other Investors	20

4.10	Covenant Not to Amend	20

4.11	Amendment and Restatement of Prior Agreement	20

4.12	Waiver of Right of First Offer	20

4.13	Counterparts	20

4.14	Titles and Subtitles	20

4.15	Trustee Limitation of Liability	21

SEVENTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS SEVENTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of August 17, 2006 by and among Peregrine Semiconductor Corporation, a Delaware corporation (the “Company”), the persons set forth on the Schedule of Prior Investors attached hereto as EXHIBIT A hereto (the “Prior Investors”), and the purchasers of the Company’s Series D1 Preferred Stock set forth on EXHIBIT B (the “New Investors”) (the Prior Investors and the New Investors are collectively referred to herein as the “Investors”).

RECITALS

WHEREAS, the Company and the New Investors are entering into a Series D1 Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith, pursuant to which the Company shall sell, and the New Investors shall acquire, shares of the Company’s Series D1 Preferred Stock;

WHEREAS, in connection with the Purchase Agreement, the Company has agreed to grant the New Investors certain rights as described herein;

WHEREAS, the Company and the Prior Investors have previously entered into that certain Sixth Amended and Restated Investor Rights Agreement dated as of October 20, 2004 (the “Prior Agreement”), and the Company and the undersigned Prior Investors desire to amend and restate in all respects the Prior Agreement as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

SECTION 1

Restrictions on Transferability; Registration Rights

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Eligible Securities” shall mean (i) Common Stock held by the Prior Investors on the date of this Agreement issued upon conversion of the Series F Preferred Stock which was issued pursuant to that certain Series F Preferred Stock Purchase Agreement dated August 25, 1999 by and among the Company and the other parties thereto, (ii) Common Stock held by the Prior Investors on the date of this Agreement issued upon conversion of the Series G Preferred Stock which was issued pursuant to that certain Series G Preferred Stock Purchase Agreement dated September 29, 2000 by and among the Company and the other parties thereto, (iii) Common Stock issuable upon conversion of any Securities held by John B. Patton as of May 17, 1999, (iv) the Series A1 Preferred Stock held by the Prior Investors on the date of this Agreement, (v) the Series A1 Preferred Stock issuable upon conversion of notes or conversion or exercise of any warrant to purchase Series A1 Preferred Stock held by the Prior Investors or by Thomas Weisel Partners on the date of this Agreement, (vi) the Series B1 Preferred Stock held by the Prior Investors on the date of this Agreement; (vii) the Series C1 Preferred Stock held by the Prior Investors on the date of this Agreement; (vii) the Series D1 Preferred Stock issued pursuant to the Purchase Agreement, and (viii) any Securities issued with respect to the foregoing upon any stock split, stock dividend, recapitalization, or similar event or upon any exercise or conversion, as applicable.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Holder” shall mean any Investor and any person to whom registration rights under this Agreement have been transferred in accordance with Section 1.13 hereof.

“Initial Public Offering” shall mean the first sale of Securities of the Company pursuant to an effective registration statement.

“Initiating Holders” shall mean Holders who in the aggregate hold 20% of the Registrable Securities then held by Holders assuming conversion or exercise, as applicable, of all Eligible Securities.

“Permitted Transferee” shall mean (i) any general partner or retired general partner of any Holder which is a partnership; (ii) any member (or member of member) of any Holder that is a limited liability company; (iii) any family member of a Holder or trust for the benefit of any individual Holder; (iv) any Investor, (v) any person or entity which controls, is controlled by, or is under the common control of any Investor, or (vi) or any other person reasonably acceptable to the Company to whom at least 100,000 shares of Eligible Securities are transferred.

The terms “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 1.5, 1.6 or 1.7 hereof, including, without limitation, all registration, qualification, stock exchange and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and accountants and other persons retained by or for the Company, blue sky fees and expenses, accounting fees and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“Registrable Securities” means any shares of Common Stock which are Eligible Securities, any shares of Common Stock issuable upon the exercise or conversion, as applicable, of Eligible Securities; provided, however, that shares of Common Stock shall be treated as Registrable Securities only if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale or (C) sold in transactions in which the rights granted under this Section 1 are not assigned in accordance with this Agreement.

“Restricted Securities” shall mean the securities of the Company required to bear the legends set forth in Section 1.3 hereof.

“Securities” shall mean shares of or securities convertible into or exercisable for any shares of, any class of capital stock of the Company.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders and all fees and disbursements of counsel for the Holders not included in the definition of Registration Expenses.

1.2 Restrictions. No Eligible Securities shall be sold, assigned, transferred or pledged except upon the conditions specified in this Agreement. Each Investor will cause any proposed purchaser, assignee, transferee or pledgee of its Eligible Securities to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

1.3 Restrictive Legend. Each certificate representing Eligible Securities shall (unless otherwise permitted by the provisions of Section 1.4 below) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR THE COMPANY) OR OTHER EVIDENCE REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET STAND-OFF AGREEMENT IN THE EVENT OF A PUBLIC OFFERING, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

Each Investor consents to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 1.

1.4 Notice of Proposed Transfers. Each Holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the restrictions on transfer contained in Sections 1.2, 1.3, 1.4, 1.13 and 1.14 of this Agreement. Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities (other than any transfer not involving a change in beneficial ownership), unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the Holder thereof shall give written notice to the Company of such Holder’s intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall be, reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, or (iii) any other evidence reasonably satisfactory to counsel to the Company, whereupon the Holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. Each certificate evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144, the appropriate restrictive legend set forth in Section 1.3 above, except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.

Notwithstanding the foregoing, no such registration statement, opinion of counsel or “no action” letter shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with partnership interests, (B) a corporation to its stockholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (D) to the Holder’s family member or trust for the benefit of an individual Holder;

provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

1.5 Requested Registration.

(a) Request for Registration. In case the Company shall receive from Initiating Holders a written request that the Company effect any registration with respect to a public offering, the reasonably anticipated aggregate price to the public of which would exceed $7,500,000, the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) use its best efforts to effect as soon as practicable such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 15 days after receipt of the written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 1.5:

(1) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(2) Prior to 6 months following the closing of the Company’s Initial Public Offering;

(3) If the Company has already effected a registration pursuant to Section 1.7 or this Section 1.5 within the last 6 months;

(4) During the period starting with the date 60 days prior to the Company’s estimated date of filing of, and ending on the date three months immediately following the effective date of, any registration statement (other than a registration of Securities in a Rule 145 transaction or with respect to an employee benefit plan) pertaining to Securities of the Company (subject to Section 1.6(a) hereof), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to be filed and become effective and that the Company provides the Initiating Holders written notice of its intent to file such registration statement within 30 days of receiving the request for registration from the Initiating Holders;

(5) After the Company has effected two registrations pursuant to this Section 1.5; or

(6) If the Company shall furnish to such Holders a certificate, signed by the President of the Company, stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed in the near future, in which case the Company’s obligation to use its best efforts to register under this Section 1.5 shall be deferred for a period not to exceed 90 days from the date of receipt of written request from the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.

Subject to the foregoing clauses (1) through (6), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request of the Initiating Holders.

(b) Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made under Section 1.5(a), and the Company shall so advise the Holders as part of the notice given pursuant to Section 1.5(a)(i). The right of any Holder to registration pursuant to Section 1.5 shall be conditioned upon such Holder’s participation in the underwriting arrangements required by this Section 1.5 and the inclusion of such Holder’s Registrable Securities in the underwriting, to the extent requested and provided herein.

The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Initiating Holders and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 1.5, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities who indicated their intent to participate in the registration in a timely manner, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among such Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement, provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other Securities are first entirely excluded from the underwriting. No Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Initiating Holders. The Registrable Securities so withdrawn shall also be withdrawn from registration and shall be subject to the provisions of Section 1.14 hereof.

1.6 Company Registration.

(a) Notice of Registration. If at any time or from time to time, the Company shall determine to register any Common Stock, either for its own account or the account of a security holder or holders other than (i) a registration relating to employee benefit plans, (ii) a registration relating to the offer and sale of debt securities; (iii) a registration relating to a Commission Rule 145 transaction, or (iv) a registration pursuant to Sections 1.5 or 1.7 hereof, the Company will:

(i) promptly give to each Holder written notice thereof; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made within 15 days after receipt of such written notice from the Company by any Holder.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders in a written notice given pursuant to this Section 1.6. In such event, the right of any Holder to registration pursuant to this Section 1.6 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein.

All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.6, if the managing underwriter advises the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof in proportion, as nearly as practicable, to the respective amounts of Registrable Securities held by such Holders at the time of filing the registration statement, provided, however, that shares of Registrable Securities of Holders shall not be excluded from the underwriting unless all other securities (other than securities being sold by the Company) are first entirely excluded from the underwriting; provided further that, unless such registration is in connection with the Company’s initial public offering, the number of Registrable Securities permitted to be included therein shall in any event be at least 30% of the number of shares of Common Stock included therein. Subject to the foregoing sentence, no Registrable Securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. The Company may include shares of Common Stock held by stockholders other than Holders in a registration statement pursuant to this Section 1.6 to the extent that the amount of Registrable Securities otherwise includible in such registration statement would not thereby be diminished and including such other shares will not, in the judgment of the underwriter, have a detrimental effect on the offering.

If any Holder or other holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to the Company and the managing underwriter. The Registrable Securities so withdrawn shall also be withdrawn from such registration, and shall be subject to the provisions of Section 1.14 hereof.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.6 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

1.7 Registration on Form S-3.

(a) If any Holder or Holders request that the Company file a registration statement on Form S-3 (or any successor form to Form S-3) for a public offering of Registrable Securities, the reasonably anticipated aggregate price to the public of which, net of underwriting discounts and commissions, would exceed (i) $1,000,000, or (ii) the maximum amount of Registrable Securities subject to sale under Rule 144 with the then current volume restrictions, whichever is greater, and the Company is then entitled to use Form S-3 under applicable Commission rules to register the Registrable Securities for such an offering, the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) use its best efforts to effect as soon as practicable such registration (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 15 days after receipt of the written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration pursuant to this Section 1.7:

(1) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(2) if the Company, within ten (10) days of the receipt of the request for registration pursuant to this Section 1.7, gives notice of its bona fide intention to effect the filing of a registration statement with the Commission within ninety (90) days of receipt of such request (other than with respect to a registration statement relating to a Rule 145 transaction or an employee benefit plan or any other registration which is not appropriate for the registration of Registrable Securities);

(3) during the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on the date three months immediately following, the effective date of any registration statement pertaining to Securities of the Company (other than with respect to a registration statement relating to a Rule 145 transaction or an employee benefit plan), provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to be filed and become effective;

(4) if the Company has already effected a registration pursuant to Section 1.5 or this Section 1.7 within the last six months; or

(5) if the Company shall furnish to such Holder or Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company or its stockholders for registration statements to be filed in the near future, then the Company’s obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed 90 days from the receipt of the request to file such registration by such Holder or Holders.

Subject to the foregoing clauses (1) through (5), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request from the Holders.

(b) Underwriting. If the Holders requesting registration intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made under Section 1.7(a), and the Company shall so advise the Holders as part of the notice given pursuant to Section 1.7(a)(i). The substantive provisions of Section 1.5(b) shall otherwise apply to such registration.

1.8 Expenses of Registration. All Registration Expenses incurred in connection with any registration pursuant to Sections 1.5, 1.6 and 1.7 shall be borne by the Company. If a registration proceeding is begun upon the request of Holders pursuant to Section 1.5 or 1.7, but such request is subsequently withdrawn at the request of the Holders, then the Holders of Registrable Securities to have been registered may either: (i) bear all Registration Expenses of such proceeding, pro rata on the basis of the number of shares to have been registered, in which case the Company shall be deemed not to have effected a registration pursuant to Section 1.5(a) or 1.7(a) of this Agreement as applicable; or (ii) require the Company to bear all Registration Expenses of such proceeding, in which case the Company shall be deemed to have effected a registration pursuant to Section 1.5(a) or Section 1.7(a) of this Agreement as applicable; provided, however, that if the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request, no such registration under Sections 1.5(a) or 1.7(a) shall be deemed to have been effected. Unless otherwise stated, all other Selling Expenses relating to securities registered on behalf of the

Holders shall be borne by the Holders of the registered securities included in such registration pro rata on the basis of the number of shares so registered.

1.9 Registration Procedures. In the case of each registration, qualification or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. At its expense the Company will:

(a) Prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for at least sixty (60) days or until the distribution described in the registration statement has been completed.

(b) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange, or quoted in a U.S. automated inter-dealer quotation system, as the case may be, on which similar securities issued by the Company are then listed, or quoted.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

1.10 Indemnification.

(a) The Company will indemnify and defend each Holder, each of its officers, directors and partners, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, free writing prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or any alleged violation by the Company of the Securities Act or the Exchange Act or any state securities law, or any rule or regulation promulgated thereunder, applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder, controlling person or underwriter and stated to be specifically for use therein.

(b) Each Holder, severally, and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder, each of its officers, directors and partners and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such Holders, such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only if and to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Holder and stated to be specifically for use therein; provided, however, that the liability of a Holder pursuant to this Section 1.10(b) shall be limited to the proceeds (net of underwriting commissions and discounts and any contribution payments made by such Holder pursuant to Section 1.10(d)) received by the Holder from the sale of securities of the Company pursuant to such Registration Statement.

(c) Each party entitled to indemnification under this Section 1.10 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

(d) If recovery is not available under the foregoing indemnification provisions of this Section 1.10, for any reason other than as specified therein, the parties entitled to indemnification by the terms thereof shall be entitled to contribution for liabilities and expenses from the parties liable for indemnification, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled, there shall be considered the relative benefits received by each party from the offering of the securities (taking into account the portion of the proceeds of the offering realized by each), the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and prevent any statement of omission, and any other equivalent considerations appropriate under the circumstances; provided, however, that the liability of a Holder pursuant to this Section 1.10(b) shall be limited to the proceeds (net of underwriting commissions and discounts and any indemnification payments made by such Holder pursuant to Section 1.10(b)) received by the Holder from the sale of securities of the Company pursuant to such Registration Statement.

1.11 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Securities held by them and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration referred to in this Section 1.

1.12 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Restricted Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as an Investor owns any Restricted Securities, furnish to the Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as an Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing an Investor to sell any such securities without registration.

1.13 Transfer of Registration Rights. The rights to cause the Company to register Registrable Securities granted the Investors under Sections 1.5, 1.6 and 1.7 may be assigned to a transferee or assignee in connection with any transfer or assignment of Eligible Securities by an Investor; provided that (a) such transfer may otherwise be effected in accordance with applicable securities laws, (b) notice of such assignment is given to the Company, (c) such transferee is a Permitted Transferee and (d) such transfer is pursuant to a written agreement acknowledged by the Company which acknowledgment shall not be withheld if the transfer provisions of this Agreement are met.

1.14 Standoff Agreement. Each Holder agrees in connection with any registration of the Company’s securities (other than a registration of debt securities, securities in a Rule 145 transaction or with respect to an employee benefit plan), upon notice by the Company or the underwriters managing any underwritten public offering of the Company’s securities, not to sell, make any short sale of, loan, pledge (or otherwise encumber or hypothecate), grant any option for the purchase of, or otherwise directly or indirectly dispose of any Securities (other than those

(i) included in the registration or (ii) transferred to a Permitted Transferee who agrees to be similarly bound under this Section 1.14) without the prior written consent of the Company and such managing underwriters for such period of time as the Board of Directors establishes pursuant to its good faith negotiations with such managing underwriters, which period shall not exceed 180 days in the case of the Initial Public Offering or 90 days otherwise, provided that (i) such 180 day or 90 day period, as applicable, may be extended to the extent necessary to permit the underwriters to comply with NASD Rule 2711(f)(4), (ii) each officer and director of the Company and each holder of at least 1% of the outstanding Common Stock (on a fully-diluted basis) shall enter into similar agreements or otherwise shall be bound by similar provisions, (iii) such restrictions shall not apply to equity securities purchased in the Initial Public Offering or in the open market following the offering and (iv) any Investor may transfer any such shares to a Permitted Transferee, provided such Permitted Transferee is bound by comparable restrictions on transfer of such shares. Each Holder hereby consents to the placement of stop transfer orders with the Company’s transfer agent in order to enforce the foregoing provision and agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 1.14.

1.15 No Right to Delay Registration. No Holder shall restrain, enjoin, or otherwise delay any registration hereunder, notwithstanding any controversy that might arise with respect to the interpretation or implementation of this Agreement.

1.16 Termination of Rights. The rights of any particular Holder to cause the Company to register securities under Sections 1.5, 1.6 and 1.7 shall terminate with respect to such Holder on the earlier of (i) the fifth (5th) anniversary of the effective date of the Company’s Initial Public Offering or (ii) such time as such Holder may sell all eligible securities held by such Holder in one day to the public without any restrictions imposed by the Company or pursuant to the Securities Act and without registration under Section 5 of the Securities Act whether pursuant to Rule 144 or another applicable exemption. All other provisions hereof relating to registration rights shall continue to be effective despite any termination of such registration rights pursuant to this section.

1.17 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not enter into any agreement granting any holder or prospective holder of any securities of the Company registration rights with respect to such securities unless (i) such new registration rights are subordinate to the registration rights granted Holders hereunder and include similar market stand-off obligations or (ii) such new registration rights are approved by the Holders of a majority of the shares of Series C1 Preferred Stock and Series D1 Preferred Stock then held by Holders, voting together as a single class.

SECTION 2

Affirmative Covenants of the Company

The Company hereby covenants and agrees as follows:

2.1 Financial Information. The Company will furnish to each Investor who holds at least 100,000 shares of Eligible Securities (on an as converted to Common Stock basis):

(a) as soon as practicable after the end of each fiscal year, and in any event within 90 days thereafter audited annual financial statements of the Company and its subsidiaries, if any, as of the end of each such year, a statement of income and cash flows of the Company and its subsidiaries, if any, for each such year, and a statement of stockholders’ equity of the Company and its subsidiaries, if any, for each such year all prepared in accordance with generally accepted accounting principles;

(b) as soon as practicable after the end of each fiscal quarter, and in any event within 45 days thereafter, unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such fiscal quarter, and unaudited consolidated statements of income and cash flow for such period and for the current fiscal year to date.

(c) as soon as practicable after the end of each calendar month, and in any event within 30 days thereafter, unaudited consolidated balance sheets of the Company and its subsidiaries, if any, as of the end of such calendar month, and unaudited consolidated statements of income and cash flow for such period and for the current fiscal year to date.

(d) as soon as practicable upon approval or adoption by the Company’s Board of Directors, and in any event within 60 days after the start of a fiscal year, the Company’s budget and operating plan for such fiscal year.

2.2 Inspection Rights. Upon reasonable notice, the Company will permit each Investor to visit and inspect during normal business hours any of the properties of the Company, to examine its books and records, and to discuss with its officers the business, affairs, finances and accounts of the Company, at such reasonable times as such Investor may desire without disruption of the Company’s normal business and affairs for any reasonable purpose relating to its investment in the Company. The Company will provide each Investor with such information regarding the Company as it shall reasonably request for purposes relating to its investment in the Company. The foregoing rights shall be limited by the Company’s reasonable need to keep sensitive business and technical information confidential.

2.3 Confidentiality. Each Investor agrees that any information obtained by such Investor pursuant to this Section 2 which is identified by the Company as being proprietary to the Company or otherwise confidential will not be disclosed without the prior written consent of the Company. Each Investor further acknowledges and understands that any information so obtained which is identified by the Company as being “inside” non-public information will not be utilized by such Investor in connection with purchases and/or sales of the Company’s securities except in compliance with applicable state and federal anti-fraud statutes. The provisions of this Section 2 shall not be in limitation of any rights which Investor may have with respect to the books and records of the Company, or to inspect its properties or discuss its affairs, finances and accounts, under the laws of the jurisdictions in which it is incorporated.

2.4 Directors and Officers Insurance. The Company shall maintain at all times directors and officers liability insurance in the minimum amount of $5 million. Immediately prior to the Company’s Initial Public Offering, the Company shall increase the amount of directors and officers liability coverage to $10 million.

2.5 Key Man Life Insurance. The Company shall use its reasonable best efforts after the date hereof to obtain and maintain a key man life insurance policy in the amount of $1,000,000 for Dr. James Cable, the proceeds of which shall be payable to the Company.

2.6 Termination of Covenants. The covenants set forth in this Section 2 shall terminate on, and be of no further force or effect after, the closing of the Company’s Initial Public Offering. The rights granted pursuant to this Section 2 may be transferred only to a Permitted Transferee in connection with a transfer of Eligible Securities.

SECTION 3

Right of First Offer For Company Securities

3.1 Right of First Offer. Subject to the terms and conditions specified in this Section 3, the Company hereby grants to each holder of Series C1 Preferred Stock and Series D1 Preferred Stock (“Senior Preferred Holders”) the right to purchase its Pro Rata Portion of New Securities (as defined below) in any future sales by the Company of its New Securities. Each time the Company proposes to offer any New Securities, the Company shall first make an offering of such New Securities to each Senior Preferred Holder in accordance with the following provisions:

(a) The Company shall deliver a notice (“Notice”) to each Senior Preferred Holder stating (i) its intention to offer such New Securities for sale, (ii) the total number of New Securities to be offered by the Company (the “Offered Securities”), (iii) the price at which it proposes to offer the New Securities, (iv) the terms of such offer, (v) such Senior Preferred Holder’s Pro Rata Portion of the Offered Securities, and (vi) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered.

(b) Each Senior Preferred Holder may elect in a written notice delivered to the Company within fifteen (15) business days after receipt of the Notice (the “Acceptance Notice”), to purchase, at the price and on the terms specified in the Notice, New Securities in an amount up to such Senior Preferred Holder’s Pro Rata Portion by providing the Company with written notice of its election. If a Senior Preferred Holder wishes to purchase an amount of New Securities greater than its Pro Rata Portion, it shall state in its Acceptance Notice the maximum number of New Securities it will purchase (the “Oversubscription Amount”). In the event that any Senior Preferred Holder does not elect to purchase its entire Pro Rata Portion, each of the participating Senior Preferred Holders shall have the right to subscribe for and purchase such portion of such New Securities equal to such Senior Preferred Holder’s Oversubscription Amount divided by the Oversubscription Amounts of all Senior Preferred Holders as set forth in the aforementioned reply notices.

(c) An election by a Senior Preferred Holder an Investor pursuant to Section 3.1(b) to purchase Offered Securities shall not be considered a binding commitment unless and until the Company receives binding commitments to purchase on the terms and conditions contained in the Notice substantially all of the Offered Securities which the Senior Preferred Holders have not elected to purchase.

3.2 Sale of Securities by Company. Within 60 days of the expiration of the period described in Section 3.1(b), any Offered Securities which the Senior Preferred Holders have not elected to purchase may be sold by the Company to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice. If the Company does not complete the sale of all such Offered Securities within said 60 day period, the rights of the Senior Preferred Holders with respect to any such unsold Offered Securities shall be deemed to be revived.

3.3 Pro Rata Portion. A Senior Preferred Holder’s “Pro Rata Portion” of New Securities shall equal that percentage of the Offered Securities equal to the number of shares of Eligible Securities held by such Senior Preferred Holder which are Registrable Securities divided by the total number of outstanding shares of Common Stock of the Company. For the purposes of the foregoing calculations, all outstanding options and warrants to purchase Preferred Stock shall be deemed to be exercised and all Preferred Stock shall be deemed to have been converted into Common Stock at the prevailing conversion rate.

3.4 New Securities. The term “New Securities” shall mean an offering or series of related offerings of securities by the Company for purpose of raising capital in a minimum amount of $100,000; provided that New Securities shall not include securities of the Company sold in any of the following transactions: (i) the issuance or sale of shares of Common Stock or options to purchase Common Stock to employees, officers, directors or consultants for the primary purpose of soliciting or retaining their services or such other amount as shall have been approved by the Board of Directors, (ii) the issuance of Securities to banks, equipment lessors or other financial institutions in connection with commercial leasing or debt financing transactions relating to the acquisition or lease of assets by the Company approved by the Board of Directors, (iii) any issuances of Securities in connection with any stock split, stock dividend or recapitalization by the Company, (iv) the issuance of Securities to suppliers or third party service providers in connection with the provision of goods or services in the ordinary course of business pursuant to transactions approved by the Board of Directors, (v) the issuance of Securities in connection with (A) the acquisition of another corporation by the Company by merger, purchase or other reorganization as a result of which the Company owns not less than a majority of the voting securities of such entity or (B) the purchase of substantially all of the assets of another entity, provided, that in either case such issuances are approved by the Board of Directors, (vi) the issuance of Preferred Stock or Common Stock issuable upon conversion of notes or conversion or exercise of any warrant to purchase Preferred Stock or Common Stock outstanding on the date of this Agreement, or (vii) the issuance and sale of Series D1 Preferred Stock pursuant to the Purchase Agreement.

3.5 Termination of Right of First Offer. The right of first offer contained in this section shall not apply to and shall terminate upon the closing of an Initial Public Offering. The rights granted pursuant to this Section 3 may be transferred only to a Permitted Transferee in connection with the transfer of 50% or more of its Eligible Securities.

SECTION 4

Miscellaneous

4.1 Governing Law; Jurisdiction. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California, as applied to agreements entered into, and to be performed entirely in such state, between residents of such state.

The parties hereto agree to submit to the non-exclusive jurisdiction of the federal and state courts of the State of California with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement.

4.2 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

4.3 Notices, Etc. All notices and other communications required or permitted hereunder, shall be in writing and shall be sent by facsimile personally delivered, mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by a nationally-recognized overnight courier, addressed (a) if to an Investor, at Investor’s facsimile number or address as set forth in the records of the Company or (b) if to any other holder of any Eligible Securities, at such address as such holder shall have furnished the Company in writing, or, until any such holder so furnishes an address to the Company, then to and at the address of the last holder of such Eligible Securities who has so furnished an address or facsimile number to the Company, or (c) if to the Company, at its facsimile number or address set forth on the signature page hereto addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished to the Investors. Any such notice or communication shall be deemed to have been received (A) in the case of personal delivery, on the date of such delivery, (B) in the case of a nationally-recognized overnight courier, on the next business day after the date when sent, (C) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted and (D) in the case of delivery via facsimile, one (1) business day after the date of transmission provided that said transmission is confirmed telephonically on the date of transmission.

4.4 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any holder of any Shares upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

4.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

4.6 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement, and the balance of this Agreement shall be enforceable in accordance with its terms.

4.7 Termination, Amendment and Waiver. Any provision of this Agreement may be amended or waived, and this Agreement in its entirety may be terminated, with the written consent of the Company and the Holders of a majority of the outstanding shares of the Registrable Securities then held by holders of Common Stock issued or issuable upon conversion of Series A1 Preferred Stock, Series B1 Preferred Stock, Series C1 Preferred Stock and Series D1 Preferred Stock; provided, however, that the provisions of Section 1.17, Section 3 and this Section 4.7 may be amended or waived only with the consent of the holders of a majority of the Registrable Securities held by the Senior Preferred Holders, and the provisions of Section 4.9 and 4.10 may be amended or waived only with the consent of Wasserstein Adelson Ventures, L.P. (“WAV”); provided, further, that no amendment or waiver may be effected with respect to a Holder of Registrable Securities without the prior written consent of such Holder unless such amendment or waiver applies to all Holders of Registrable Securities in the same fashion and, provided, further, that this Agreement may be amended to add additional holders of Registrable Securities and to expand the definition on Eligible Securities in a grant of subsequent registration rights pursuant to Section 1.17 hereof. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Holder and the Company. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Holders, or agree to accept alternatives to such performance, without obtaining the consent of any Holder. In the event that an underwriting agreement is entered into between the Company and any Holder, and such underwriting agreement contains terms differing from this Agreement, as to any such Holder the terms of such underwriting agreement shall govern.

4.8 Rights of Holders. Each Holder shall have the absolute right to exercise or refrain from exercising any right or rights that such holder may have by reason of this Agreement, including, without limitation, the right to consent to the waiver or modification of any obligation under this Agreement, and such holder shall not incur any liability to any other holder of any Securities as a result of exercising or refraining from exercising any such right or rights.

4.9 Cooperation of Other Investors. Each Investor agrees to cooperate with the Company in all reasonable respects in complying with the terms and provisions of the letter agreements between the Company and WAV, a copy of which is attached hereto as EXHIBIT C, regarding small business matters (the “Small Business Side Letters”), including without limitation, voting to approve amending the Company’s Restated Certificate of Incorporation, the Company’s Bylaws or this Agreement in a manner reasonably acceptable to the Investors, WAV or any Regulated Holder (as defined in the Small Business Side Letters) entitled to make such request pursuant to the Small Business Side Letters in order to remedy a Regulatory Problem (as defined in the Small Business Side Letters). Anything contained in this Section 4.9 to the contrary notwithstanding, no Investor shall be required under this Section 4.9 to take any action that would adversely affect in any material respect such Investor’s rights under this Agreement or as an Investor of the Company.

4.10 Covenant Not to Amend. At the reasonable request of a Regulated Holder, the Company and each Investor agree not to vote in favor of or take an action relating to the capital stock of the Company, or amend or waive the voting or other provisions of the Company’s Certificate of Incorporation, the Company’s Bylaws, this Agreement, or the other agreements delivered in connection with the issuance and sale of the Securities of the Company, if such action, amendment or waiver would cause any Regulated Holder to have a Regulatory Problem. WAV and Roser both agree to notify the Company if it would have a Regulatory Problem promptly after it has notice of such amendment or waiver.

4.11 Amendment and Restatement of Prior Agreement. Pursuant to Section 4.7 of the Prior Agreement, the undersigned Prior Investors who in aggregate hold a majority of the outstanding Registrable Securities (as defined in the Prior Agreement and assuming conversion of the outstanding Eligible Securities (as defined in the Prior Agreement)) hereby amend and restate the Prior Agreement.

4.12 Waiver of Right of First Offer. The undersigned Prior Investors who in aggregate hold a majority of the Registrable Securities (as defined in the Prior Agreement) held by the Series C1 Holders (as defined in the Prior Agreement) hereby waive any rights of participation or notice they may have under Section 3 of the Prior Agreement with respect to the securities sold pursuant to the Purchase Agreement.

4.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Facsimile signatures shall be as effective as original signatures.

4.14 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

4.15 Trustee Limitation of Liability.

(a) AMCF Limitation of Liability

(i) Notwithstanding any other provision contained in this Agreement, each of Fulcrum Capital Holdings Pty. Ltd. (A.C.N. 075 707 514) (“Trustee 2A”) as trustee of the Australasian Media & Communications Fund-2A (“AMCF 2A”), Permanent Nominees (Australia) Limited (A.C.N. 008 412 913) (“Trustee 2B”) as trustee of the Australasian Media & Communications Fund-2B (“AMCF 2B”), and Fulcrum Capital Holdings Pty. Ltd. (A.C.N. 075 707 514) (“Trustee 2C”) as trustee of the Australasian Media & Communications Fund-2C (“AMCF 2C” and, together with Trustee 2A and 2B, collectively, the “Trustees” and individually, a “Trustee” and, together with the AMCF 2A and 2B, collectively, the “AMCF Funds” and individually, an “AMCF Fund”), enters into this Agreement only in its capacity as a trustee of the applicable AMCF Fund and in no other capacity. A liability arising under or in connection with this Agreement is limited to and can be enforced against each of the Trustees only to the extent to which it can be satisfied out of property of the applicable AMCF Fund out of which such Trustee is actually indemnified for the liability. This limitation of each Trustee’s liability applies despite any other provision of this Agreement and extends to all liabilities and obligations of such Trustee in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Agreement.

(ii) The parties other than the Trustees may not sue the Trustees in any capacity other than as trustee of the applicable AMCF Fund, including seeking the appointment of a receiver (except in relation to property of the applicable AMCF Fund), a liquidator, an administrator or any similar person to the Trustees or prove in any liquidation, administration or arrangement of or affecting the Trustees (except in relation to property of the applicable AMCF Fund).

(iii) The provisions of this Section 4.15 shall not apply to any obligation or liability of each Trustee to the extent that it is not satisfied because under the trust deed establishing the applicable AMCF Fund or by operation of law there is a reduction in the extent of such Trustee’s indemnification out of the assets of the applicable AMCF Fund, as a result of the Trustee’s fraud, negligence or breach of trust.

(iv) It is acknowledged that the manager of each AMCF Fund is responsible under the trust deed establishing such AMCF Fund for performing a variety of obligations relating to such AMCF Fund, including under this Agreement. No act or omission of any Trustee (including any related failure to satisfy its obligations or breach of representation or warranty under this Agreement) will be considered fraud, negligence or breach of trust of such Trustee for the purpose of Section 4.15(a)(iii) to the extent to which the act or omission was caused or contributed to by any failure by the manager or any other person to fulfill its obligations relating to the applicable AMCF Fund or by any other act or omission of the manager or any other person.

(v) No attorney, agent, receiver or manager appointed in accordance with this Agreement has authority to act on behalf of any Trustee in a way which exposes such

Trustee to any personal liability and no act or omission of any such person will be considered fraud, negligence or breach of trust of such Trustee for purposes of Section 4.15(a)(iii).

(vi) Each Trustee is not obligated to do or refrain from doing anything under this Agreement (including incur any liability) unless such Trustee’s liability is limited in the same manner as set out in Section 4.15(a)(i)-(v).

(b) TVP Limitation of Liability

(i) Notwithstanding any other provision contained in this Agreement, TVP No 3 Fund Nominees Pty Ltd enters into this agreement only in its capacity as trustee of the TVP No. 3 Fund and in no other capacity. A liability arising under or in connection with this agreement is limited to and can be enforced against TVP No 3 Fund Nominees Pty Ltd in its capacity as trustee of the TVP No. 3 Fund only to the extent to which it can be satisfied out of the property of the TVP No. 3 Fund out of which TVP No 3 Fund Nominees Pty Ltd is actually indemnified for the liability. This limitation of TVP No 3 Fund Nominees Pty Ltd’s liability applies despite any other provision of this agreement and extends to all liabilities and obligations of TVP No 3 Fund Nominees Pty Ltd in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this agreement.

(ii) The parties other than TVP No 3 Fund Nominees Pty Ltd may not sue TVP No 3 Fund Nominees Pty Ltd in any capacity other than as trustee of the TVP No. 3 Fund, including seeking the appointment of a receiver (except in relation to property of the TVP No. 3 Fund), a liquidator, an administrator, or any similar person to TVP No 3 Fund Nominees Pty Ltd or prove in any liquidation, administration or arrangement of or affecting TVP No 3 Fund Nominees Pty Ltd (except in relation to property of the TVP No. 3 Fund).

(iii) The provisions of this Section 4.15(b) do not apply to any obligation or liability of TVP No 3 Fund Nominees Pty Ltd to the extent that it is not satisfied because under the trust deed of the TVP No. 3 Fund or by operation of law there is a reduction in or limitation on the extent of TVP No 3 Fund Nominees Pty Ltd’s indemnification out of the assets of the TVP No. 3 Fund, as a result of TVP No 3 Fund Nominees Pty Ltd’s fraud, negligence or breach of trust.

(iv) It is acknowledged that the manager of TVP No. 3 Fund is responsible under the trust deed establishing such TVP No. 3 Fund for performing a variety of obligations relating to such TVP No. 3 Fund, including under this Agreement. No act or omission of any Trustee (including any related failure to satisfy its obligations or breach of representation or warranty under this Agreement) will be considered fraud, negligence or breach of trust of such Trustee for the purpose of subsection 4.15(b)(iii) to the extent to which the act or omission was caused or contributed to by any failure by the manager or any other person to fulfill its obligations relating to the TVP No. 3 Fund or by any other act or omission of the manager or any other person.

(v) No attorney, agent, receiver or manager appointed in accordance with this Agreement has authority to act on behalf of any Trustee in a way which exposes such

Trustee to any personal liability and no act or omission of any such person will be considered fraud, negligence or breach of trust of such Trustee for purposes of Subsection 4.15(b)(iii).

(vi) Each Trustee is not obligated to do or refrain from doing anything under this Agreement (including incur any liability) unless such Trustee’s liability is limited in the same manner as set out in Subsection 4.15(b)(i)-(v).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PEREGRINE SEMICONDUCTOR CORPORATION,

a Delaware corporation

By:	/s/ Phil Chapman
Phil Chapman, Chief Financial Officer

Peregrine Semiconductor Corporation 9380 Carroll Park Drive San Diego, CA 92121 Fax: (858) 731-9499

SIGNATURE PAGE TO SEVENTH AMENDED AND RESTATED INVESTOR RIGHTS

AGREEMENT OF PEREGRINE SEMICONDUCTOR CORPORATION

EXHIBIT A

SCHEDULE OF PRIOR INVESTORS

Wasserstein Adelson Ventures, L.P.

Morgenthaler Partners VI, L.P.

APA Excelsior IV, L.P.

Coutts & Co. (Cayman) Ltd.

Patricof Private Investment Club, L.P.

Field Nominees (Cayman) Ltd., a Custodian for

APA Excelsior IV/Offshore, L.P.

CSK Finance Co., Ltd.

CSK Venture Capital Co., Ltd. as Investment

Manager for CSK-4 Investment Fund

CSK Venture Capital Co., Ltd. as Investment

Manager for CSK-2 Investment Fund

CSK Venture Capital Co., Ltd.

Intel Corporation

Middlefield Ventures, Inc

The Roser Partnership III, SBIC, LP

North America Venture Fund II, L.P.

H&Q/GAI Incubation Fund, L.P.

Needham Capital Partners II, L.P.

Needham Capital Partners II (Bermuda), L.P.

GC&H Investments, LLC

LJH Corp.

Nance T. Cohen, TTEE Cohen & Associates MP

RET PL U/A DTD 12/13/88

Robert L. Groat, M.D.

Tim E. & Jerrilyn S. Herd

Hinkle Living Trust

Chad W. Keck

Henry P. Massey, Jr. TTEE Massey Family Trust

U/A DTD 7/06/88

Douglas P. McLeod

Carl D. Obenauf, M.D.

John B. Patton

Jeffrey L. Porterfield

H. William & Linda A. Porterfield

H. William Porterfield, M.D., Trustee

H. William Porterfield, M.D. Revocable

Declaration of Trust dated 9/26/03

Linda A. Porterfield, Trustee Linda A. Porterfield

Revocable Declaration of Trust dated 9/26/03

Stavro E. Prodromou

Nicholas K. Powell

George Rinker

Nancy R. Rinker

Charles E. Stevens, Jr. Trust #1

John H. Watson

WS Investment Company 99B

WS Investment Company, LLC 2002A

WS Investment Company, LLC (2002C)

WS Investment Company, LLC (2002D)

WS Investment Company 2004A

WS Investment Company LLC (2004C)

WS Investment Company LLC (2004D)

WS Investment Company LLC (2005D)

William Peavey

Newlight Associates II, L.P.

Newlight Associates II (BVI), L.P.

Newlight Associates II-E, L.P.

Dr. James S. Cable

Eugene Lyons

Scott and Lynn Stiers

TVP No 3 Fund Nominees Pty Limited

Australasian Media & Communications Fund

2-A

Australasian Media & Communications Fund

2-B

James and Susan Ogle Trust Dated 12/14/82

Ron and Robin Reedy Living Trust DTD

8/7/95

Thomas Weisel Partners

Oki Electric Industry Co., Ltd.

Philip Chapman & Donna Chapman,

JTWROS

Chad W. Keck and Barbara Keck

Bank of Hawaii TTEE S&Y 4k PS s/d L.

William Huck

Billy Bob Thomason

Stephen W. Carr

Dorothy A. Cable

Edwin B. Monroe & Carol S. Monroe, JTTEN

Ridgewood Peregrine LLC

Palisades Ventures, L.P.

Palisades Qualified Investors, L.P.

Palisades Non-Qualified Investors, L.P.

Gari L. Cheever

Jeffrey P. Higgins

Murata Manufacturing Company Limited

EXHIBIT B

SCHEDULE OF NEW INVESTORS

Closing: August 17, 2006

DB Capital, Inc.

G&H Partners, Inc

Australasian Media & Communications Fund 2-C

CSK Principals Co., Ltd.

Needham Asset Management

WAV, L.P.

Closing: April 19, 2007

SBA, Receiver for WAV, L.P.

Stark SOS Technology Ltd

UBS AG London Branch

Montgomery Peregrine Semiconductor Partnership

Closing: April 25, 2007

Ridgewood Peregrine II LLC

Shea Ventures, LLC

Diamond Hill Investments

Technology Voyage IV, LLC

Advanced Equities Peregrine Investments II, LLC

Closing: April 30, 2007

AEI 2007 Venture Investments I, LLC

Northport Investments, LLC

Vestal Venture Capital

Camofi Master, LDC

Prandeep Sindhu

Closing: May 2, 2007

Peregrine Co-Investment Trust

CSK-VC Sustainability Investment Fund

Closing: August 22, 2008

Advanced Equities Peregrine Investments III, LLC

Advanced Equities Peregrine Investments IV, LLC

Closing: August 29, 2008

RPLLC

Brian Elliot Peierls

UD Ethel F. Peierls Charitable Lead Trust

UD J.N. Peierls for E.J. Peierls dtd 1.14.53

UD J.N. Peierls for B.E. Peierls dtd 1.14.53

UD E.S. Peierls for E.F. Peierls et al

UD E.F. Peierls for E. Jeffrey Peierls

UD E.F. Peierls for Brian E. Peierls

E. Jeffrey Peierls

The Peierls Foundation, Inc.

UW J.N. Peierls for Brian E. Peierls

UW J.N. Peierls for E. Jeffrey Peierls

UW E. Peierls for E. Jeffrey Peierls Accumulation

UW E. Peierls for Brian E. Peierls Accumulation

Erasmus Louisiana Growth Fund II, LP

Hatteras Late Stage VC Fund I, LP

Advanced Equities Peregrine Investments III, LLC

Closing: September 5, 2008

No new parties

Closing: September 30, 2008

No new parties

Closing: October 31, 2008

No new parties

Closing: November 25, 2008

Rubicon Technology, Inc.